Exhibit 99.1

              Sono-Tek Corporation Named Exclusive Distributor for
                   EVS International Solder Recovery Systems

      MILTON, N.Y., Sept. 27 /PRNewswire-FirstCall/ -- Sono-Tek Corporation (OTC Bulletin Board: SOTK) announces that it has signed an agreement with EVS International (United Kingdom), making Sono-Tek the exclusive distributor of EVS solder recovery systems throughout the U.S. and Canada. EVS solder recovery systems reclaim 75% pure solder from the oxide-laden dross created in the solder pot used in wave-solder processing of printed circuit assemblies. Traditionally, the printed circuit board assembler has always returned the dross to the solder manufacturer. With the EVS solder recovery system, the pure solder is reclaimed by the customer and put back directly into the wave solder machine.

      EVS systems not only offer assemblers the ability to reduce lead or lead-free solder costs dramatically (ROIs of months are not uncommon), but they are also important for promoting good environmental practices (as promulgated in the ISO14001 standard), in that they enable companies to recycle, reduce, and reclaim, the core components of the ISO 14001 standard.

      CEO and President of Sono-Tek Corporation, Dr. Christopher L. Coccio stated, "The EVS solder recovery system is synergistic with our SonoFlux spray fluxing system product line. Both are used in through-hole wave-solder processing. The contacts we deal with at printed circuit board manufacturers that specify spray fluxing equipment, are the same people that will specify EVS solder recovery equipment."

      Vice President of Sales for EVS International, Simon Norman, commented, "Sono-Tek's unrivalled position in providing ultrasonic spray fluxing systems and their worldwide reputation for service, support and innovation make them a natural partner for the world's leading solder recovery system."

      Sono-Tek will be exhibiting the EVS product line at the Assembly Technology Exhibition (ATE) at the Rosemont Exhibition Center in Chicago, Illinois this week.

      To learn more about Sono-Tek and EVS visit http://www.Sono-Tek.com

      This press release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting the Company's operations or the demand for its products; timely development and market acceptance of new products; adequacy of financing; capacity additions and the ability to enforce patents. We refer you to documents that the company files with the Securities and Exchange Commission, which include Form 10-KSB and Form 10-QSB containing additional important information.

SOURCE  Sono-Tek Corporation
    -0-                             09/27/2004
    /CONTACT: Dr. Christopher L. Coccio, President and CEO of Sono-Tek, +1-845-795-2020/
    /Web site:  http://www.sono-tek.com /
    (SOTK)

CO:  Sono-Tek Corporation; EVS International
ST:  New York, Canada, England, Illinois
IN:  CHM HEA BIO OTC
SU:  LIC TDS